Exhibit 99.1

Blueprint Medicines Strengthens Executive Leadership Team

-- Kate Haviland Named Chief Business Officer --

-- Anthony (Andy) Boral, M.D., Ph.D. Promoted to Chief Medical Officer --

CAMBRIDGE, Mass., Jan. 5, 2016 – Blueprint Medicines (NASDAQ: BPMC), a leader in discovering and developing highly selective investigational kinase medicines for patients with genomically defined diseases, today announced the appointment of Kathryn (Kate) Haviland as Chief Business Officer.  Ms. Haviland will join the executive management team and will be responsible for Blueprint Medicines’ corporate strategy, business development, corporate communications and investor relations functions.

“We are thrilled to welcome Kate to Blueprint Medicines.  Kate brings an impressive breadth of experience and leadership within the biopharmaceutical industry.  Her substantial background in business development, commercial and strategic planning and program management will be indispensable as we continue to explore the depth of our pipeline of highly selective investigational kinase medicines and discover additional applications for our novel target discovery engine,” said Jeff Albers, Chief Executive Officer of Blueprint Medicines. “We look forward to her contributions as a member of our executive leadership team as we seek to build Blueprint Medicines into a fully integrated biopharmaceutical company capable of making a substantial difference for patients.”

Ms. Haviland joins Blueprint Medicines from Idera Pharmaceuticals, where she served as Vice President, Rare Diseases and Oncology Program Leadership. In this role, she oversaw all aspects of the product development strategy for Idera Pharmaceuticals’ rare disease and oncology pipeline programs, including preclinical research, manufacturing and drug supply, regulatory affairs, clinical development and execution, and commercial planning.  Prior to joining Idera Pharmaceuticals, Ms. Haviland was Head of Commercial Development at Sarepta Therapeutics, where she was responsible for product development and commercial planning and for cultivating relationships with key opinion leaders and patient advocacy groups.  In addition, Ms. Haviland previously served as Executive Director of Commercial Development at PTC Therapeutics and held corporate development and project management roles at Genzyme. She holds a B.A. from Wesleyan University with a double major in Biochemistry/Molecular Biology and Economics and an M.B.A. from Harvard Business School.

“It is a tremendous honor to join the team at Blueprint Medicines,” said Ms. Haviland. “With two Phase 1 clinical trials underway, FDA authorization to begin a third clinical trial and multiple discovery efforts,  Blueprint Medicines is poised to develop meaningful medicines for patients with genomically defined diseases, and I am excited to lend my expertise to further advance these efforts.”

Blueprint Medicines also announced today that Anthony (Andy) Boral, M.D., Ph.D., has been promoted to Chief Medical Officer. Dr. Boral joined Blueprint Medicines in February 2015 as Senior Vice President, Clinical Development, and has been instrumental in building Blueprint Medicines clinical development organization and advancing BLU-554 and BLU-285 into Phase 1 clinical trials. Prior to joining Blueprint Medicines, Dr. Boral was Executive Director, Oncology Clinical Research at the Novartis Institutes for BioMedical Research, or Novartis, and also served as Deputy Site Head for Novartis’s Cambridge, Massachusetts location. Prior to Novartis, he spent eight years at Millennium Pharmaceuticals in roles of increasing responsibility, eventually serving as Vice President of Oncology Clinical Research. Dr. Boral holds his M.D. and Ph.D. in Molecular Genetics from the Albert Einstein College of Medicine. He completed his training in Internal Medicine at Massachusetts General Hospital and his fellowship in Medical Oncology at the Dana Farber/Partners CancerCare program.

About Blueprint Medicines

Blueprint Medicines is developing a new generation of highly selective and potent investigational kinase medicines to improve the lives of patients with genomically defined diseases. The Company’s approach is rooted in a deep understanding of the genetic blueprint of cancer and other diseases driven by the abnormal activation of kinases. Blueprint Medicines is advancing three programs in clinical development for subsets of patients with gastrointestinal stromal tumors, hepatocellular carcinoma and systemic mastocytosis, as well as multiple programs in research and preclinical development. For more information, please visit www.blueprintmedicines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding Blueprint Medicines' preclinical and clinical plans or programs, the potential for Blueprint Medicines to develop medicines that provide clinical benefit to patients and Blueprint Medicines’ strategy and business plans. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the delay of any current or planned clinical trials or the development of Blueprint Medicines' drug product candidates, including BLU-285 and BLU-554; Blueprint Medicines' advancement of multiple early-stage efforts; Blueprint Medicines' ability to successfully demonstrate the efficacy and safety of its drug product candidates; the preclinical and clinical results for Blueprint Medicines' drug product candidates, which may not support further development of such drug product candidates; and actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Blueprint Medicines' Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as filed with the Securities and Exchange Commission (SEC) on November 9, 2015, and other filings that Blueprint Medicines may make with the SEC in the future. Any forward-looking statements contained in this press release represent Blueprint Medicines' views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

CONTACT:

Investor Relations:

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannahd@sternir.com

Media Relations:

Dan Quinn

Ten Bridge Communications, Inc.

781-475-7974

dan@tenbridgecommunications.com